Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 999-60866, 333-49766 and 333-46598) of KLA-Tencor Corporation of our report dated December 16, 2008, with respect to the statements of net assets available for benefits of the KLA-Tencor 401(k) Plan as of June 30, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental Schedule H, Line 4i - Schedule of Assets (held at end of year) as of June 30, 2008, which report appears in the June 30, 2008 annual report on Form 11-K of the KLA-Tencor 401(k) Plan.

/s/ Mohler, Nixon & Williams
MOHLER, NIXON & WILLIAMS
Accountancy Corporation

Campbell, California
December 16, 2008